EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. On April 1, 2024, Insight Partners XI, L.P. elected to convert 305,306 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners (Cayman) XI, L.P. elected to convert 334,478 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners (Delaware) XI, L.P. elected to convert 42,707 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners XI (Co-Investors), L.P. elected to convert 5,084 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, Insight Partners XI (Co-Investors) (B), L.P. elected to convert 7,007 shares of Class B Common Stock into an equal number of shares of Class A Common Stock, and Insight Partners (EU) XI, S.C.Sp. elected to convert 39,671 shares of Class B Common Stock into an equal number of shares of Class A Common Stock. The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(2)	Held directly by Insight Partners XI, L.P.
(3)	Held directly by Insight Partners (Cayman) XI, L.P.
(4)	Held directly by Insight Partners (Delaware) XI, L.P.
(5)	Held directly by Insight Partners XI (Co-Investors), L.P.
(6)	Held directly by Insight Partners XI (Co-Investors) (B), L.P.
(7)	Held directly by Insight Partners (EU) XI, S.C.Sp.
(8)
The price reported in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $23.00 to $23.36, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote (8) to this Form 4.